Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Transten Global Group Limited of Form F-1 of our report dated June 21, 2024, except for the effect of the convenience translation discussed in Note 2(e) on October 29, 2024, with respect to our audits of the consolidated financial statements of Transten Global Group Limited as of December 31, 2022 and 2023 and for the years ended December 31, 2022 and 2023, which report appears in the Prospectus and is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

October 29, 2024

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com